                                                            EXHIBIT 11


              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                       COMPUTATION OF EARNINGS PER SHARE

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                   (In Thousands, Except Per Share Amounts)

                                                      1995      1994        1993
                                                   ---------  ---------  ----------

Weighted average number of shares outstanding.....   204,930   205,105     204,854

Average shares issuable on exercise of
  stock options less shares repurchasable
  from proceeds...................................       825       502         660
                                                   ---------  --------   ---------

Weighted average number of shares used
  in computation of earnings per share............   205,755   205,607     205,514
                                                   =========  ========   =========

Income from continuing operations.................  $619,289  $568,631   $ 411,775

Income (loss) from discontinued operations (a)....   326,542   (22,429)    234,550

Cumulative effect to January 1, 1993 of changes...
  in accounting principles (b)....................        --        --    (116,194)
                                                   ---------  --------   ---------

Net Income........................................  $945,831  $546,202   $ 530,131
                                                   =========  ========   =========

Earnings per share:

  Income from continuing operations...............  $   3.01  $   2.76   $    2.00

  Income (loss) from discontinued operations (a)..      1.59     (0.10)       1.14

  Cumulative effect to January 1, 1993 of
    changes in accounting principles (b)..........        --        --       (0.56)
                                                    --------  --------   ---------

  Net Income                                        $   4.60  $   2.66   $    2.58
                                                    ========  ========   =========

(a) All computations have been restated to reflect Resources and USPCI as discontinued operations (See Note 2 to the Financial Statements).

(b) See Note 4 to the Financial Statements regarding the 1993 accounting changes.